united states
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  August 26, 2009
American Natural Energy Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	0-18596	73-1605215

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
6100 South Yale — Suite 300, Tulsa, Oklahoma 74136

(Address of principal executive offices)
Registrant's telephone number, including area code: (918) 481-1440

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Expansion of Our Board of Directors and Election of Additional Director. Effective August 26, 2009, as permitted by our By-Laws, our Board of Directors voted to increase the size of our Board to five persons and elected Mr. William A. Grant, III to fill the vacancy thereby created. Mr. Grant will serve on the Board of Directors until our next annual meeting of stockholders and until the election and qualification of his successor. It is anticipated that Mr. Grant's appointment to certain Committees of the Board will be acted upon in the future, however, it is presently expected that he will be appointed to the Audit Committee of the Board.

Since January 1, 2008, there have been no transactions and there are no currently proposed transactions in which our company was or will be a participant and the amount involved exceeds $120,000 in which Mr. Grant had or will have a direct or indirect material interest which are required to be reported in response to Item 404(a) of Regulation S-K.

Pursuant to the terms of our 2001 Stock Incentive Plan, under the Automatic Option Grant Program provisions of the Plan and as a non-employee member of our Board, Mr. Grant was granted an option to purchase 50,000 shares of our common stock exercisable at a price of $0.07 per share, the fair market value on August 26, 2009, the date of his election to the Board.

Signatures
                       Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Natural Energy Corporation

Dated: August 31, 2009	By:	/s/ Michael K. Paulk Michael K. Paulk, President